Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 3 to the Registration Statement (Form S-1 on Form S-3 No. 333-127272) and related Prospectus of Highbury Financial Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated May 25, 2006 and March 20, 2007, with respect to the combined financial statements of the U.S. Mutual Fund Business of ABN AMRO Asset Management Holdings, Inc. included in the Annual Report (Form 10-K) of Highbury Financial Inc. for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
May 8, 2007